Exhibit 99.2

FOR IMMEDIATE RELEASE

FRIDAY, JULY 13, 2012

MHI HOSPITALITY CORPORATION COMPLETES $14.3 MILLION

SECURED DEBT FINANCING

Williamsburg, VA – July 13, 2012 – MHI Hospitality Corporation (NASDAQ: MDH) (the “Company”) today announced that it has successfully executed a new $14.3 million secured loan with Fifth Third Bank, collateralized by a first mortgage on the Crowne Plaza Jacksonville Riverfront Hotel in Jacksonville, Florida. The loan carries a floating interest rate of the 30-day LIBOR rate plus 3.0% and amortizes on a 25-year schedule. The maturity date is July 10, 2015 with an extension option until July 10, 2016. The loan also contains an earn-out feature which allows for an additional $3.0 million in proceeds to be funded during the term of the loan, contingent upon satisfaction of certain debt coverage and loan-to-value covenants. Proceeds from the loan were used to pay off the Hotel’s existing $14.0 million mortgage, which carried a fixed interest rate of 8.0%, and to pay closing costs related to the transaction.

Andrew M. Sims, Chief Executive Officer of the Company, commented, “We are very pleased with the terms of this transaction as it results in an annual interest savings of approximately $650,000 on a normalized basis. Further, with the completion of this transaction, we have successfully completed a strategic initiative to restructure our balance sheet by closing six new mortgage loans over the past 11 months for combined proceeds of $86.0 million and a current weighted average interest of 4.50%, while also eliminating our syndicated credit facility and redeeming nearly half of our outstanding preferred stock.”

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,113 rooms. All of the Company’s wholly-owned properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Contact at the Company:

Scott Kucinski

Director – Investor Relations

(757) 229-5648